EXHIBIT 99.1

Heritage Oaks Bancorp Reports Q1 2010 Financial Results

PASO ROBLES, Calif., May 3, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company") (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported a net loss of $1.3 million for the first quarter of 2010 or $0.22 per diluted common share. The net loss for the quarter was primarily attributable to a $5.2 million provision for loan losses during the first quarter as the Bank continues to assess appropriate levels of the allowance for loan loss.

According to Lawrence P. Ward, President and Chief Executive Officer, "The first quarter was another challenging quarter for the Bank as we took steps to ensure that the loan loss reserve is reflective of continued economic weakness and the continuation of our efforts to individually evaluate certain pools of loans in the portfolio. The Bank has made considerable progress analyzing adversely classified loans. As of March 31, 2010, the Bank had performed individual evaluations on substantially all loans classified as substandard." He went on to say, "Despite the net loss for the quarter, we are pleased to have closed our private placement for approximately $56.0 million in additional capital during March 2010 with an additional $4.0 million held in escrow awaiting certain regulatory approvals. This additional capital will allow the Bank to continue its focus on resolving asset quality issues, and position ourselves for growth and a return to profitability in future periods."

First Quarter Financial Highlights Include:

  CAPITAL – the Company closed a private placement of approximately $56.0 million in mandatorily convertible adjustable rate cumulative perpetual preferred stock in the month of March with an additional $4.0 million held in escrow awaiting certain regulatory approvals. The Bank's Tier I capital and total risk-based capital ratios were 15.07% and 16.34% as of March 31, 2010, compared to 8.97% and 10.23% at December 31, 2009 and 10.24% and 11.49% at March 31, 2009.

  DEPOSITS – total deposits grew approximately $19.9 million or 2.6% in the first quarter of 2010. Exclusive of pay-downs of brokered deposits, total deposits grew approximately $28.6 million or 3.7%. At March 31, 2010 total deposits grew $130.6 million or 19.6% compared to March 31, 2009. Exclusive of the reduction in brokered deposits, total deposits grew approximately $212.6 million or 36.6% for the year over year period.

  LOANS – total gross loans declined approximately $5.9 million or 0.8% during the first three months of 2010. The decline in gross loans can be attributed primarily to pay-downs in the commercial real estate, C&I and land segments of the loan portfolio. On a year over year basis total gross loans grew approximately $31.1 million or 4.5%.

  PROVISION FOR LOAN LOSSES – totaled $5.2 million, $9.5 million and $2.1 million for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively.

  ALLOWANCE FOR LOAN LOSSES – was approximately $18.6 million, representing 2.57% of total gross loans compared to the $14.4 million or 1.97% of total gross loans at December 31, 2009 and $10.4 million or 1.51% of total gross loans at March 31, 2009.

  CHARGE-OFFS – totaled approximately $1.5 million, $11.1 million and $2.1 million for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively.

  NON-PERFORMING ASSETS – totaled approximately $49.7 million at March 31, 2010, an increase of approximately $10.5 million or 26.6% from that reported for the fourth quarter of 2009 and an increase of approximately $26.5 million from that reported at March 31, 2009. The ratio of non-performing assets to total assets was 4.88%, 4.15% and 2.66% at March 31, 2010, December 31, 2009 and March 31, 2009, respectively.

  REVENUES – consisting of total interest and non-interest income, were approximately $14.0 million for the first three months of 2010. This represents a decline of approximately $1.0 million or 6.3% from that reported during the fourth quarter of 2009. Year over year, total revenues increased approximately $0.5 million or 3.5%. The quarter over quarter decline in revenues can be attributed in large part to the absence of $0.8 million in interest income the Bank recognized in the fourth quarter of 2009 that was reversed in the third quarter of 2009, related to a loan the Bank was required to place on non-accrual as of September 30, 2009. This is more fully discussed below under the headings "Net Interest Margin" and "Operating Results."

   NET INTEREST MARGIN – was 4.43% for the first three months of 2010, a decline of 38 basis points from the fourth quarter of 2009 and a decline of 60 basis points from that reported in the same period ended a year earlier. Interest reversals due to loans placed on non-accrual status during Q1 2010 had a negative impact of 11 basis points to the net interest margin.

   PRE-TAX, PRE-PROVISION EARNINGS - were $2.7 million, $3.5 million and $3.8 million for the three months ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively. The most significant variance, approximately $1.1 million on a linked quarter basis is the decrease in interest income on loans.

Capital Position

The Company's capital position was enhanced considerably during the first quarter of 2010 following the completion of a private placement in March whereby the Company raised approximately $56.0 million in additional capital in the form of mandatorily convertible adjustable rate cumulative perpetual preferred stock with an additional $4.0 million held in escrow awaiting certain regulatory approvals. The preferred stock will convert to common stock upon approval from the Company's shareholders. The Company raised $56.0 million through the sale of 52,088 shares of Series B Preferred Stock with a liquidation preference of $1,000 per share and 1,189,538 shares of Series C Preferred Stock at a price of $3.25 per share. An additional $4.0 million was placed in escrow for a second closing of 4,072 shares of Series B Preferred Stock, pending receipt of regulatory approvals required for the investor purchasing the shares. Please also refer to the Company's current report on Form 8-K filed with the SEC on March 10, 2010 for additional detailed information regarding this transaction.

The additional capital has enabled the Bank and Company to meet the capital requirements of the FDIC Order and Federal Reserve Board Written Agreement. In addition, the newly acquired capital will not only allow the Company to continue to work through asset quality issues, but significantly strengthens the Bank's balance sheet allowing management to  focus on building the core franchise and returning to profitability in future periods.

At March 31, 2010, the Company's Tier I and Total Risk-Based Capital totaled approximately $72.6 million and $134.9 million, respectively. The Tier I Capital ratio was 9.24%, while the total Risk-Based Capital ratio was 17.16% at quarter end. The Tier I and Total Risked Based totals were negatively impacted by approximately $10.2 million in deferred tax assets deemed to be disallowed under regulatory definition. As of December 31, 2009, the Company was well capitalized by regulatory standards.

Shareholders' equity was approximately $135.2 million at March 31, 2010, compared to $83.8 million reported at December 31, 2009. Book value per common share was $7.95 at March 31, 2010, compared to the $8.07 per share reported at December 31, 2009 and $9.11 per share reported at March 31, 2009. Had all outstanding Series B and Series C preferred stock issued in the Company's March 2010 private placement converted to common stock as of March 31, 2010, book value per common share would have been $4.03, based on an estimated 24,999,827 average common shares outstanding.

Liquidity

The liquidity ratio was 30.94% at March 31, 2010, compared to 20.50% at December 31, 2009 and 11.50% at March 31, 2009. At March 31, 2010, the Bank had remaining borrowing capacity with the FHLB in the approximate amount of $70.4 million. The Bank also has the ability to purchase Fed Funds in the aggregate amount of $15.0 million as of March 31, 2010 and is currently working to collateralize a borrowing facility with the FRB. As of March 31, 2010 the borrowing availability at the Federal Reserve was approximately $19.0 million. In addition, only 5.8% or approximately $7.4 million of the Bank's $128.4 million investment portfolio is pledged providing significant on-balance sheet liquidity.

Balance Sheet

Total assets as of March 31, 2010 were approximately $1.0 billion or approximately $74.3 million higher than that reported at December 31, 2009. The increase in total assets is primarily attributable to a $79.6 million increase in total cash and cash equivalents, resulting from proceeds the Company received from its March 2010 capital raise as well as a $19.9 million increase in total deposit balances.

Total deposits as of March 31, 2010 were approximately $795.4 million. During the first quarter the Bank paid down approximately $8.7 million in brokered deposits. Exclusive of the decline in brokered balances, total deposits increased approximately $28.6 million or 3.7% during the first quarter. Core deposits (non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled approximately $671.8 million as of March 31, 2010, an increase of $25.0 million or 3.9% during the first quarter. As of March 31, 2010, core deposits comprised 84.5% of total deposit balances compared to 83.4% as of December 31, 2009.

Year over year total deposits increased approximately $130.6 million or 19.6% from that reported at March 31, 2009. Targeted marketing and promotions engaged in during 2009 and the first quarter of 2010 have been instrumental in bringing new relationships to the Bank, further enhancing the Bank's core funding balances. Core deposits increased approximately $153.3 million or 29.6% over the last twelve months when compared to that reported at March 31, 2009.

For the three months ended March 31, 2010 the cost of interest bearing deposits was 1.50% or 15 basis points lower than that reported for the three month periods ended December 31, 2009 and March 31, 2009. The cost of total deposits for the first quarter of 2010 was 1.18% compared to 1.27% for the fourth quarter of 2009 and 1.26% for the first quarter of 2009. The decline in the cost of deposits in the first quarter of 2010 can be attributed to the Bank's continued focus on core deposit gathering, a re-pricing of floating rate deposit balances and the continued re-pricing of higher cost time deposits. The cost of funding for the first quarter of 2010 was 1.18% or 7 basis points lower than the 1.25% reported for the fourth quarter of 2009 and 9 basis points lower than that reported for the first quarter of 2009. In addition to the Bank's focus on core deposit gathering, lower cost Federal Home Loan Bank ("FHLB") borrowing has also been instrumental in keeping the Bank's cost of funds down.

FHLB borrowings totaled $65.0 million as of March 31, 2010, unchanged from the prior quarter and down approximately $30.0 million from March 31, 2009. The cost of borrowings from the FHLB averaged 0.57% for the quarter, down 2 basis points from that reported in the prior quarter and down 34 basis points from that reported for the first quarter of 2009.

Total gross loans at March 31, 2010 were approximately $722.7 million, down approximately $5.9 million from the prior quarter and up approximately $31.1 million from that reported at March 31, 2009. Loan originations continue to be modest in all of the Bank's primary markets and, the Bank remains cautious with all new loan originations. The more modest level of loan growth relative to prior periods is due primarily to continued weak economic conditions and more stringent underwriting criteria. The Bank continues to adhere to stringent underwriting guidelines on the loans it funds and has been requiring clients to commit more capital to certain projects. Gross loan balances declined during the first quarter of 2010, primarily due to the absence of significant new fundings in conjunction with pay-downs in the commercial real estate, commercial and industrial and land segments of the portfolio.

The securities portfolio increased by $7.2 million or 5.9% during the first quarter to $128.4 million from that reported at December 31, 2009. On a year over year basis, the securities portfolio increased approximately $65.8 million or 105.1% from that reported at March 31, 2009. The Bank continues to invest what its deems to be appropriate levels of excess liquidity in relatively short-term agency backed cash flow generating instruments in the absence of loan originations in an effort to maximize the yield on earning assets. Unrealized losses, net-of-tax, declined in the first quarter by approximately $0.6 million driven in part by an increase in the value of certain mortgage related securities.  The Bank periodically evaluates investments in the portfolio for other than temporary impairment and more specifically when conditions warrant such an evaluation. During the fourth quarter, the Bank contracted with an independent third party to perform an evaluation of certain non-agency CMO holdings in the portfolio. Based on this evaluation, the Bank determined that four securities were other than temporarily impaired and as a result, the Bank recognized related impairment losses of approximately $372 thousand in the fourth quarter. Based on the quarterly updated OTTI assessment that is performed by an independent third party, as of March 31, 2010 these securities have not exhibited any additional significant signs of deterioration and the Bank believes their current carrying value can be supported.

Net Interest Margin

For the three months ended March 31, 2010 the net interest margin was 4.43%. When compared to the 4.81% reported for the fourth quarter of 2009, the net interest margin declined 38 basis points. On a linked quarter basis, the margin was negatively impacted by the absence of approximately $0.8 million in interest income associated with a loan the Bank was required to place on non-accrual as of September 30, 2009 and the related reversal of $0.8 million in accrued interest booked into the fourth quarter of 2009. It should be noted that this loan is currently well secured and is performing. This issue accounts for a majority of the linked quarter decline in the margin. Additionally, the margin was further impacted by approximately $0.2 million in interest reversals related to additional loans the Bank placed on non-accrual during the first quarter of 2010.  The impact that these additional interest reversals had on the margin in the first quarter was approximately 11 basis points.

Year over year the net interest margin declined 60 basis points from the 5.03% reported for the first quarter of 2009. This variance was due in part to the 33 basis points decline in yield on loans which was driven by higher balances in non-accruing loans. Total foregone interest on non-accruing loans was approximately $0.6 million in the first quarter of 2010, impacting the margin by approximately 26 basis points when compared to the year ago period.  In addition, for the three months ended March 31, 2010 compared to the same period in 2009, there was a significant amount of average funds maintained in low yielding overnight investments.

Significant deposit growth over the last year in addition to the $19.9 million increase in deposit balances during the first quarter of 2010 have provided for elevated levels of excess liquidity. These funds are typically sold overnight as Fed Funds sold or held as excess interest bearing balances due from the Federal Reserve, which yield considerably less than what the Bank might otherwise earn on those funds had they been invested in loans or other securities. As the Bank prepared for the public notification on March 8, 2010 of the formal regulatory actions, part of the contingent liquidity plan required retaining significant amounts of overnight liquidity. Ultimately the announcement of the written agreement and consent order resulted in minimal to no negative impact to the Bank's liquidity. While elevated levels of overnight liquidity provide additional interest income, as a lower yielding asset it has had a negative impact on the margin.   In an effort to maximize the yield the Bank earns on excess levels of liquidity in the absence of significant new loan originations, the Bank has implemented a prepared investment strategy to systematically invest excess liquidity in higher yielding, agency backed, cash flow generating securities. Management believes that, due to the rate and volume effect of investing in lower yielding assets, there may be continued compression on the net interest margin. However, the absolute dollars flowing to the bottom line will increase by investing overnight funds into longer term securities.

Operating Results

Interest Income

Interest income was $12.5 million for the first quarter of 2010, down approximately $1.0 million from the $13.5 million reported for the fourth quarter and up approximately $0.6 million from the first quarter of 2009. Approximately $0.8 million of the linked quarter decline can be attributed to the previously disclosed recognition of $0.8 million in interest income in the fourth quarter of 2009 that was reversed in the third quarter of 2009, related to a loan the Bank placed on non-accrual in the third quarter of 2009 due to the treatment of an interest reserve associated with the loan. It should be noted that this particular credit is well secured and is currently performing. In addition to the absence of this income in the first quarter of 2010, interest income on loans was negatively impacted by several large pay-downs during the quarter as well as approximately $0.2 million in interest income reversed associated with additional balances placed on non-accrual.

Interest Expense

Interest expense was $2.5 million for the first quarter of 2010, down approximately $0.2 million from that reported for the fourth quarter of 2009 and up approximately $0.2 million from that reported for the first quarter of 2009. The linked quarter decline can be attributed in large part to the re-pricing of floating rate deposit balances and the continued re-pricing of time deposits. Additionally, the Bank's continued focus on gathering lower cost core funding, as evidenced by an aggregate $7.4 million increase in non-interest bearing DDA, interest-bearing demand and savings accounts, was instrumental in bringing down the overall cost of funds by 8 basis points from that reported in the prior quarter. The year over year increase in interest expense can be attributed to significantly higher interest bearing deposit balances associated with the Bank's continued efforts to increase core funding balances. However, a year over year 17 basis point decline in the cost of borrowed funds was instrumental in mitigating the increase in interest expense associated with the Bank's ongoing efforts to increase core deposit balances.

Non-Interest Income

Non-interest income totaled approximately $1.6 million for the first quarter of 2010, an increase of approximately $0.2 million from that reported in the fourth quarter of 2009 and down approximately $0.1 million from that reported for the first quarter of 2009.  The linked quarter increase can be attributed in large part to the absence of a $0.4 million charge related to other than temporary impairment losses recognized on several whole loan CMO holdings in the investment portfolio during the prior quarter. Service charges were down approximately $0.2 million in the first quarter when compared to that reported for the fourth quarter of 2009. The Bank attributes the decline in part to better cash management practices by business clients. The year over year decline within this category can be attributed in large part to the absence of approximately $122 thousand in gains on the sale of investment securities and an $87 thousand decline in the service charge income.

Non-Interest Expense

Non-interest expense for the first quarter of 2010 totaled approximately $8.9 million, essentially unchanged from that reported in the prior quarter and up approximately $1.5 million from that reported for the first quarter of 2009. The year over year increase is due primarily to higher salaries and employee benefits costs, higher regulatory assessment costs, and higher loan department expenses. Higher salaries and employee benefits are attributable in part to the expansion of the Bank's Special Assets department and executive management team.  Higher loan department expenses can be associated with additional costs for the appraisal of collateral securing substandard and troubled assets, higher legal expenses associated with troubled assets, as well as a $0.1 million increase in OREO write-downs from that reported a year earlier. Increases in regulatory assessments costs can be attributed to higher FDIC assessment premiums.

The efficiency ratio was 77.20% in the first quarter of 2010 compared to 70.84% in the previous quarter and 66.71% in the first quarter of 2009. The efficiency ratio was negatively impacted on a linked quarter basis, primarily due to a decline in net interest income. As previously mentioned, a substantial portion of the decline in interest income can be attributed to the recognition of $0.8 million in interest income in the fourth quarter of 2009 that was reversed in the third quarter of 2009. Year over year, the efficiency ratio was negatively impacted by higher non-interest expenses and lower levels of non-interest income, both as previously discussed above. The efficiency ratio measures operating expenses as a percent of total net revenues and excludes gains and losses included in non-interest income.

Asset Quality

Non-accruing loans totaled approximately $49.0 million as of March 31, 2010, an increase of approximately $10.8 million from that reported at December 31, 2009. The quarterly variance can be attributed to several factors, including the placement of one loan in the amount of $4.4 million in the land category on non-accrual status during the quarter. The quarterly variance can be further attributed to the placement of two loans totaling approximately $4.9 million to one borrower in the commercial real estate segment on non-accrual. These two borrowers are currently seeking alternative financing from other sources to pay-down their respective outstanding obligations to the Bank. However, the Bank is proceeding with the foreclosure process. Placing these loans on non-accruing status accounted for the majority of the linked quarter increase in non-performing loans.

Non-performing loans represented 6.78% of total gross loans at March 31, 2010 compared to 5.26% as of December 31, 2009. At March 31, 2010 non-performing loans as a percentage of the allowance for loan losses was 263.9% compared to the 266.6% reported at December 31, 2009. Non-performing assets to total assets were 4.88% at March 31, 2010 compared to 4.15% at December 31, 2009.

Net charge-offs for the first three months of 2010 totaled approximately $1.0 million or 0.14% of average loans or 0.57% on an annualized basis. Charge-offs were primarily driven by write-downs of several smaller business lines of credit in the C&I segment of the portfolio and a write down of approximately $0.4 million on a construction loan, based on updated appraisal information.

Classified loans totaled approximately $82.5 million as of March 31, 2010, an increase from $75.4 million as of December 31, 2009 and a decline from the $84.4 million reported at September 30, 2009.  The net inflow of $7.1 million between December 31, 2009 and quarter end March 31, 2010 predominately was comprised of loans migrating from "special mention" which experienced a corresponding decline of $2.5 million from year end 2009.

The non-accruing loan balance increase quarter over quarter of approximately $10.8 million since December 31, 2009 was strongly correlated with management's review of accruing classified loans. All non-accrual loans are risk graded either classified or doubtful. Classified loans still on accrual as of March 31, 2010 total approximately $33.5 million compared to $37.2 million at December 31, 2009. This constitutes a decrease of $3.7 million or 9.9%.

Loans past due 30-89 days were $2.4 million and $6.4 million at March 31, 2010 and December 31, 2009, respectively. This constitutes a decrease of $4.0 million or 62.5%.

The following provides a reconciliation of the change in non-accruing loans for the three months ended March 31, 2010:

(dollars in thousands)	Balance December 31, 2009	Additions to Non-Accruing Balances	Net Paydowns	Transfers to Foreclosed Collateral	Returns to Accrual	Charge-offs	Balance March 31, 2010
Real Estate Secured
Multi-family residential	$ --	$ --	$ --	$ --	$ --	$ --	$ --
Residential 1 to 4 family	1,147	--	(2)	--	--	--	1,145
Home equity line of credit	320	--	--	--	--	--	320
Commercial	11,035	5,179	(216)	--	(1,688)	--	14,310
Farmland	--	2,704	--	--	--	--	2,704
Commercial
Commercial and industrial	8,429	2,803	(543)	--	--	(949)	9,740
Agriculture	3,172	475	(154)	--	--	--	3,493
Other	--	--	--	--	--	--	--
Construction
Single family residential	940	--	--	--	--	--	940
Single family residential - Spec.	683	--	--	--	--	--	683
Tract	2,215	--	(470)	--	(454)	(46)	1,245
Multi-family	--	900	--	--	--	(417)	483
Hospitality	--	--	--	--	--	--	--
Commercial	--	--	--	--	--	--	--
Land	10,182	4,685	(1,028)	--	--	--	13,839
Installment loans to individuals	47	133	(1)	--	--	(98)	81
All other loans	--	--	--	--	--	--	--

Totals	$ 38,170	$ 16,879	$ (2,414)	$ --	$ (2,142)	$ (1,510)	$ 48,983

Non-Accruing Loans

Real Estate Secured – Commercial ("CRE")

The majority of balances within this category can be attributed to eleven loans to seven borrowers, totaling approximately $12.4 million, representing 86.8% of non-accruing CRE balances. During the first quarter of 2010, the Bank added approximately $5.2 million in CRE balances to non-accrual and returned approximately $1.7 million in balances to accruing status after restructuring the related loans and receiving sustained repayment performance from the borrower. The following provides a break-down of these balances as of March 31, 2010:

  Approximately $1.4 million can be attributed to one loan in which the Bank is working with the borrower to bring it current. Recent data suggests that the borrower's financial condition is sound. The borrower is also working to sell other assets to pay-down the loan. This loan paid down approximately $0.1 million during the first three months of 2010.
  Two loans made to two separate borrowers totaling approximately $1.8 million that the Bank has extended. A third party has expressed interest in assuming responsibility for these notes and the Bank anticipates these notes to pay-down sometime during the first half of 2010.
  Two loans totaling approximately $1.6 million made to one borrower are currently paying as agreed. Based on the borrower's recent performance and financial condition, the Bank currently anticipates these loans will move back to performing status sometime during the second quarter of 2010.
  The Bank currently anticipates receiving proceeds from the sale of collateral securing two loans to one borrower totaling approximately $1.1 million during the first half of 2010.
  One loan totaling approximately $0.9 million, secured by commercial property in the Bank's primary market area. The Bank is working with the bankruptcy trustee to liquidate the collateral and pay-down the loan.
  One loan totaling approximately $0.7 million. The borrower is currently paying on the loan and recent financial information concerning the borrower indicates the borrower currently has the cash flow to continue to service the loan.
  Two loans to one borrower totaling approximately $4.9 million. As previously discussed, the borrower is currently seeking alternative financing to pay-down their outstanding obligation to the Bank. However, the Bank is proceeding with the foreclosure process.

Commercial and Industrial ("C&I")

The majority of C&I balances can be attributed to ten loans to eight borrowers totaling approximately $7.6 million or 78.8% of total C&I non-accruing balances. The Bank added approximately $2.8 million in C&I balances to non-accruing status during the first three months of 2010, the majority of which can be attributed to one loan in the amount of $1.3 million. Contributing further to the quarter over quarter change in non-accruing balances within this category were pay-downs of approximately $0.5 million as well as the charge-off of several smaller business lines of credit. The following provides a break-down of these balances as of March 31, 2010:

  One loan in the approximate amount of $0.1 million is secured by real estate in the Bank's primary market as well as various business assets. Recent financial information concerning the client indicates the borrower currently has the cash flow to continue to service the loan.
  Three loans to one borrower totaling approximately $0.9 million. The underlying collateral represents leased residential real estate. The Bank is in the process of taking possession of the collateral and its rent proceeds to liquidate and pay-down the loan.
  One loan in the approximate amount of $0.4 million. The borrower has been paying as agreed. The Bank currently anticipates the loan to move back to performing status sometime during the second quarter of 2010.
  One loan in the approximate amount of $0.4 million contains an SBA guarantee. Physical collateral has been repossessed and is being liquidated.
  One loan in the approximate amount of $0.5 million is secured by real estate in the Bank's primary market area. The Bank is working with the bankruptcy trustee to liquidate collateral and pay-down the loan.
  One loan in the approximate amount of $0.5 million. The Bank has entered into forbearance with the borrower and the borrower is making payments while attempting to re-finance with another institution or sell the underlying business.
  One loan in the approximate amount of $3.6 million is secured by real estate in the Bank's primary market area. A recent appraisal indicates its value is sufficient to cover the carrying value of the loan. The Bank continues to work towards liquidation of the collateral.
  One loan in the approximate amount of $1.3 million. The Bank is currently working with the borrower to bring about a resolution. The loan is collateralized by various business assets.

Construction

Comprising a majority of construction balances are nine loans to four borrowers totaling approximately $3.1 million or 91.1% of non-accruing construction balances. Several loans totaling approximately $0.8 million have pre-approved purchase contracts in place and Management currently anticipates closings to occur during the second quarter of 2010. During the first quarter the Bank received approximately $0.5 million in principal payments related to closings on properties constructed by this particular borrower. Several other loans are secured by finished tract, spec and single family residential construction. The Bank is in the process of obtaining possession of the collateral to liquidate and pay-down the related loans. During the first quarter the Bank placed a loan in the amount of $0.9 million on non-accrual and subsequently charged-off approximately $0.4 million following the receipt of appraisal. The Bank is in the process of taking possession of the collateral to liquidate and pay-down the loan

Land

Balances within this category can be attributed in large part to nine loans to seven borrowers totaling approximately $12.7 million or 91.9% of total non-accruing land balances. During the quarter the Bank placed one loan in the amount of $4.4 million on non-accrual. Partially offsetting this increase were pay-downs in the aggregate amount of $1.0 million, primarily attributable to one loan. The following provides a break-down of these balances as of March 31, 2010:

  Three loans to two borrowers totaling approximately $2.9 million representing land for residential tract development. The Bank is currently working to take possession of and liquidate the collateral.
  Two loans to one borrower totaling approximately $1.3 million representing land within the Bank's primary market area. The Bank is currently in negotiation with the borrower to take possession of the collateral and liquidate it.
  One loan totaling approximately $1.1 million. A third party has expressed interest in assuming responsibility for the loan. The Bank currently anticipates the loan to pay-down during the second quarter of 2010
  One loan totaling approximately $2.0 million secured by land for hospitality construction in the Bank's primary market area. The Bank is currently working with the borrower to liquidate the collateral and pay-down the loan. There have been expressions of interest from potential buyers for this property.
  One loan with an outstanding balance of approximately $4.4 million. As previously discussed, the borrower is currently seeking alternative financing to pay-down their outstanding obligation to the Bank. However, the Bank is proceeding with the foreclosure process.

Agriculture

Balances within this category can be attributed in large part to one borrower. The Bank is currently working with this borrower to liquidate the collateral.  The Bank appraised the collateral regarding this specific loan at an earlier date to assess the appropriate carrying value. However, as a precautionary step we have increased our reserve in excess of the appraisal to reflect the uncertainty surrounding liquidation of the collateral. During the first quarter the Bank received approximately $150 thousand in payments which were applied to principal.

Other Real Estate Owned ("OREO")

At March 31, 2010, OREO balances stood at approximately $0.7 million, approximately $0.2 million lower than that reported at December 31, 2009. There were no new additions to OREO during the first quarter, however the Bank did write down the value of two properties by approximately $0.2 million based on updated appraisal information. The balance of OREO at March 31, 2010 can be attributed to two properties in the Bank's primary market. The Bank has accepted an offer on one property and is expecting escrow to close during the second quarter.

The following provides a summary of the change in OREO balances for the three and twelve months ended March 31, 2010:

(dollars in thousands)	For the three months ended March 31, 2010
Beginning balance	$ 946
Additions	--
Dispositions	--
Additional write-downs	(205)

Balance at end of period	$ 741

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(audited)	(unaudited)	Percentage Change Vs.
(dollar amounts in thousands)	3/31/2010	12/31/2009	3/31/2009	12/31/2009	3/31/2009
Assets
Cash and due from banks	$ 20,997	$ 19,342	$ 16,553	8.6%	26.8%
Interest bearing due from Federal Reserve Bank	97,898	17,046	--	474.3%	100.0%
Federal funds sold	1,430	4,350	44,020	-67.1%	-96.8%
Total cash and cash equivalents	120,325	40,738	60,573	195.4%	98.6%

Interest bearing deposits with other banks	119	119	119	0.0%	0.0%
Securities available for sale	128,388	121,180	62,601	5.9%	105.1%
Federal Home Loan Bank stock, at cost	5,828	5,828	5,828	0.0%	0.0%
Loans held for sale	7,815	9,487	13,806	-17.6%	-43.4%
Loans, net (1)	702,485	712,482	679,657	-1.4%	3.4%
Property, premises and equipment	6,496	6,779	6,838	-4.2%	-5.0%
Deferred tax assets	11,654	10,553	8,115	10.4%	43.6%
Bank owned life insurance	12,684	12,549	10,842	1.1%	17.0%
Goodwill	11,049	11,049	11,049	0.0%	0.0%
Core deposit intangible	2,513	2,642	3,428	-4.9%	-26.7%
Other real estate owned	741	946	2,893	-21.7%	-74.4%
Other assets	9,395	10,825	6,599	-13.2%	42.4%
Total assets	$ 1,019,492	$ 945,177	$ 872,348	7.9%	16.9%

Liabilities
Deposits
Non interest bearing demand	$ 178,976	$ 174,635	$ 164,320	2.5%	8.9%
Savings, NOW, and money market	378,726	365,602	303,323	3.6%	24.9%
Time deposits of $100K or more	121,106	117,420	100,369	3.1%	20.7%
Time deposits under $100K	116,608	117,808	96,809	-1.0%	20.5%
Total deposits	795,416	775,465	664,821	2.6%	19.6%
Short term FHLB borrowing	65,000	65,000	85,000	0.0%	-23.5%
Long term FHLB borrowing	--	--	10,000	--	-100.0%
Other secured borrowing	2,479	--	--	100.0%	100.0%
Junior subordinated debentures	13,403	13,403	13,403	0.0%	0.0%
Other liabilities	7,975	7,558	7,491	5.5%	6.5%
Total liabilities	884,273	861,426	780,715	2.7%	13.3%

Stockholders' equity
Series A senior preferred stock, $1,000 per share stated value, 21,000 shares issued and outstanding	19,520	19,431	19,163	0.5%	1.9%
Series B preferred stock, $1,000 per share stated value, 52,088 shares issued and outstanding	48,469	--	--	100.0%	100.0%
Series C preferred stock, $3.25 per share stated value, 1,189,538 shares issued and outstanding	3,866	--	--	100.0%	100.0%
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 7,783,212, 7,771,952; and 7,751,766 as of March 31, 2010; December 31, 2009; and March 31, 2009, respectively	48,789	48,747	48,649	0.1%	0.3%
Additional paid in capital	3,341	3,242	2,993	3.1%	11.6%
Retained earnings	11,717	13,407	22,511	-12.6%	-47.9%
Accumulated other comprehensive income	(483)	(1,076)	(1,683)	55.1%	71.3%
Total stockholders' equity	135,219	83,751	91,633	61.5%	47.6%
Total liabilities and stockholders' equity	$ 1,019,492	$ 945,177	$ 872,348	7.9%	16.9%

(1) Loans are net of deferred loan fees of $1,699; $1,825; $1,555 and allowance for loan losses of $18,559; $14,372; $10,429 for March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended			Percentage Change Vs.
(dollar amounts in thousands except per share data)	3/31/2010	12/31/2009	3/31/2009	12/31/2009	3/31/2009
Interest Income
Interest and fees on loans	$ 11,141	$ 12,264	$ 11,147	-9.2%	-0.1%
Interest on investment securities
Mortgage backed securities	1,019	979	548	4.1%	85.9%
Obligations of state and political subdivisions	257	255	186	0.8%	38.2%
Interest on time deposits with other banks	--	--	1	0.0%	-100.0%
Interest on due from Federal Reserve	28	31	--	-9.7%	100.0%
Interest on federal funds sold	1	1	7	0.0%	-85.7%
Interest on other securities	4	4	7	0.0%	-42.9%
Total interest income	12,450	13,534	11,896	-8.0%	4.7%
Interest Expense
Interest on savings, NOW and money market deposits	1,082	1,175	817	-7.9%	32.4%
Interest on time deposits in denominations of $100K or more	576	635	544	-9.3%	5.9%
Interest on time deposits under $100K	613	661	564	-7.3%	8.7%
Other borrowings	232	227	404	2.2%	-42.6%
Total interest expense	2,503	2,698	2,329	-7.2%	7.5%
Net interest income before provision for loan losses	9,947	10,836	9,567	-8.2%	4.0%
Provision for loan losses	5,200	9,500	2,110	-45.3%	146.4%
Net interest income after provision for loan losses	4,747	1,336	7,457	255.3%	-36.3%
Non Interest Income
Service charges on deposit accounts	625	751	712	-16.8%	-12.2%
ATM/Debit and credit card transaction/interchange fees	259	253	215	2.4%	20.5%
Bancard	36	41	37	-12.2%	-2.7%
Mortgage origination fees	340	343	330	-0.9%	3.0%
Earnings on bank owned life insurance	151	134	122	12.7%	23.8%
Other commissions and fees	175	101	149	24.8%	-15.4%
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	--	(1,956)	--	100.0%	--
Non credit related losses recognized in other comprehensive income	--	1,584	--	-100.0%	--
Net impairment losses on investment securities	--	(372)	--	100.0%	--
Gain on sale of investment securities	--	--	122	0.0%	-100.0%
Gain / (loss) on sale of OREO property	--	51	(27)	-100.0%	100.0%
Gain on sale of SBA loans	--	143	--	-65.7%	100.0%
Total non interest income	1,586	1,445	1,660	9.8%	-4.5%
Non Interest Expense
Salaries and employee benefits	4,378	3,985	3,803	9.9%	15.1%
Occupancy	933	951	852	-1.9%	9.5%
Equipment	328	379	325	-13.5%	0.9%
Promotional	179	127	101	40.9%	77.2%
Data processing	655	694	670	-5.6%	-2.2%
Stationary and supplies	122	117	105	4.3%	16.2%
Regulatory fees	612	453	143	35.1%	328.0%
Audit and tax costs	143	148	148	-3.4%	-3.4%
Amortization of core deposit intangible	129	262	263	-50.8%	-51.0%
Director fees	128	112	83	14.3%	54.2%
Communication	82	76	62	7.9%	32.3%
Loan department expense	424	447	222	-5.1%	91.0%
Other	753	1,075	648	-30.0%	16.2%
Total non interest expense	8,866	8,826	7,425	0.5%	19.4%
Income/(loss) before provision for income taxes	(2,533)	(6,045)	1,692	-58.1%	-249.7%
Provision for income taxes	(1,194)	(2,629)	590	-54.6%	-302.4%
Net income/(loss)	(1,339)	(3,416)	1,102	-60.8%	-221.5%
Dividends and accretion on preferred stock	351	351	11	0.0%	3090.9%
Net income(loss) available to common shareholders	$ (1,690)	$ (3,767)	$ 1,091	-55.1%	-254.9%

Shares Outstanding
Basic	7,717,194	7,704,060	7,689,317
Diluted	7,717,194	7,704,060	7,824,377
Income/(loss) Per Common Share
Basic	$ (0.22)	$ (0.48)	$ 0.14
Diluted	$ (0.22)	$ (0.48)	$ 0.14

	Three Months Ended
AVERAGE BALANCES AND RATES	3/31/2010		12/31/2009		3/31/2009
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$ 119	1.58%	$ 119	1.55%	$ 119	3.41%
Interest bearing due from	48,884	0.23%	52,478	0.23%	--	0.00%
Federal funds sold	2,475	0.16%	4,490	0.09%	12,844	0.22%
Investment securities - taxable	103,515	4.01%	89,699	4.35%	45,201	4.98%
Investment securities - non taxable	22,960	4.54%	23,042	4.39%	17,163	4.40%
Loans	732,248	6.17%	723,959	6.72%	695,774	6.50%
Total earning assets	910,201	5.55%	893,787	6.01%	771,101	6.26%
Allowance for loan losses	(17,354)		(16,596)		(10,623)
Other assets	72,283		72,665		66,896
Total assets	965,130		949,856		$ 827,374

Interest Bearing Liabilities
Interest bearing demand	80,211	1.08%	72,967	1.10%	$ 64,627	0.53%
Savings	28,048	0.26%	27,087	0.32%	22,069	0.17%
Money market	268,885	1.28%	250,421	1.50%	173,145	1.55%
Time deposits	227,374	2.05%	226,486	2.18%	142,543	2.71%
Brokered money market	1,000	0.81%	1,696	0.70%	40,860	0.64%
Brokered time deposits	7,077	2.41%	15,779	1.23%	29,992	2.08%
Total interest bearing deposits	612,595	1.50%	594,436	1.65%	473,236	1.65%
Federal funds purchased	--	0.00%	--	0.00%	650	1.25%
Securities sold under agreement to repurchase	--	0.00%	--	0.00%	2,638	0.15%
Other secured borrowing	966	4.62%	--	0.00%	--	0.00%
Federal Home Loan Bank borrowings	65,000	0.57%	65,000	0.59%	109,478	0.91%
Federal reserve bank borrowings	--	0.00%	54	0.50%	--	0.00%
Junior subordinated debentures	13,403	3.90%	13,403	3.88%	13,403	4.69%
Total borrowed funds	79,369	1.19%	78,457	1.15%	126,169	1.30%
Total interest bearing liabilities	691,964	1.47%	672,893	1.59%	599,405	1.58%
Non interest bearing demand	169,149		180,270		145,849
Total funding	861,113	1.18%	853,163	1.25%	745,254	1.27%
Other liabilities	8,667		7,914		8,086
Total liabilities	869,780		861,077		753,340
Total shareholders' equity	95,350		88,779		74,034
Total liabilities and shareholders' equity	$ 965,130		$ 949,856		$ 827,374

Net interest margin		4.43%		4.81%		5.03%

Additional Financial Information
(dollar amounts in thousands)	For the Quarters Ended			Percentage Change Vs.
LOANS	3/31/2010	12/31/2009	3/31/2009	12/31/2009	3/31/2009
Real Estate Secured
Multi-family residential	$ 20,530	$ 20,631	$ 17,569	-0.5%	16.9%
Residential 1 to 4 family	25,846	25,483	23,063	1.4%	12.1%
Home equity lines of credit	29,383	29,780	28,929	-1.3%	1.6%
Commercial	335,733	337,940	294,825	-0.7%	13.9%
Farmland	12,804	13,079	9,426	-2.1%	35.8%
Commercial
Commercial and industrial	152,291	157,270	167,149	-3.2%	-8.9%
Agriculture	19,591	17,698	13,989	10.7%	40.0%
Other	238	238	575	0.0%	-58.6%
Construction
Single family residential	15,732	15,538	16,590	1.2%	-5.2%
Single family residential - Spec.	3,295	3,400	12,850	-3.1%	-74.4%
Tract	1,245	2,215	3,190	-43.8%	-61.0%
Multi-family	1,883	2,300	5,727	-18.1%	-67.1%
Hospitality	13,126	14,306	8,292	-8.2%	58.3%
Commercial	30,704	27,128	21,056	13.2%	45.8%
Land	51,557	52,793	60,031	-2.3%	-14.1%
Installment loans to individuals	8,407	8,327	8,038	1.0%	4.6%
All other loans (including overdrafts)	378	553	342	-31.6%	10.5%
Total gross loans	$ 722,743	$ 728,679	$ 691,641	-0.8%	4.5%
Deferred loan fees	1,699	1,825	1,555	-6.9%	9.3%
Reserve for possible loan losses	18,559	14,372	10,429	29.1%	78.0%
Net loans	$ 702,485	$ 712,482	$ 679,657	-1.4%	3.4%
Loans held for sale	$ 7,815	$ 9,487	$ 13,806	-17.6%	-43.4%

	For the Quarters Ended			Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	3/31/2010	12/31/2009	3/31/2009	12/31/2009	3/31/2009

Balance, beginning of period	$ 14,372	$ 15,873	$ 10,412	-9.5%	38.0%
Provision expense	5,200	9,500	2,110	-45.3%	146.4%
Loans charged off
Commercial real estate	--	298	--	-100.0%	--
Residential 1 to 4 family	--	254	--	-100.0%	--
Commercial and industrial	949	4,088	283	-76.8%	235.3%
Agriculture	--	315	--	-100.0%	--
Construction	463	--	1,406	100.0%	-67.1%
Land	--	6,094	310	-100.0%	-100.0%
Other	98	20	97	390.0%	1.0%
Total charge offs	1,510	11,069	2,096	-86.4%	-28.0%
Recoveries of loans previously charged off	497	68	3	630.9%	16466.7%
Balance, end of period	$ 18,559	$ 14,372	$ 10,429	29.1%	78.0%

Net charge-offs	$ 1,013	$ 11,001	$ 2,093	-90.8%	-51.6%

	For the Quarters Ended			Percentage Change Vs.
NON-PERFORMING ASSETS	3/31/2010	12/31/2009	3/31/2009	12/31/2009	3/31/2009

Loans on non-accrual status
Commercial real estate	$ 14,310	$ 11,035	$ 3,076	29.7%	365.2%
Residential 1-4 family	1,145	1,147	392	-0.2%	192.1%
Home equity lines of credit	320	320	320	0.0%	0.0%
Farmland	2,704	--	--	100.0%	100.0%
Commercial and industrial	9,740	8,429	7,309	15.6%	33.3%
Agriculture	3,493	3,172	--	10.1%	100.0%
Construction	3,351	3,838	5,282	-12.7%	-36.6%
Land	13,839	10,182	3,825	35.9%	261.8%
Other	81	47	87	72.3%	-6.9%
Total non-accruing loans	$ 48,983	$ 38,170	$ 20,291	28.3%	141.4%
Loans more than 90 days delinquent, still accruing	--	151	--	-100.0%	--
Total non-performing loans	48,983	38,321	20,291	27.8%	141.4%
Other real estate owned (OREO)	741	946	2,893	-21.7%	-74.4%
Total non-performing assets	$ 49,724	$ 39,267	$ 23,184	26.6%	114.5%

	For the Quarters Ended			Percentage Change Vs.
DEPOSITS	3/31/2010	12/31/2009	3/31/2009	12/31/2009	3/31/2009

Non-interest bearing demand	$ 178,976	$ 174,635	$ 164,320	2.5%	8.9%
Interest-bearing demand	79,585	77,765	64,289	2.3%	23.8%
Regular savings accounts	28,373	27,166	23,056	4.4%	23.1%
Money market accounts	269,768	259,671	169,976	3.9%	58.7%
Brokered money market funds	1,000	1,000	46,002	0.0%	-97.8%
Total interest-bearing transaction & savings accounts	378,726	365,602	303,323	3.6%	24.9%
Time deposits	236,169	224,998	158,678	5.0%	48.8%
Brokered time deposits	1,545	10,230	38,500	-84.9%	-96.0%
Total deposits	$ 795,416	$ 775,465	$ 664,821	2.6%	19.6%

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	3/31/2010	12/31/2009	3/31/2009
Operating efficiency (1)	77.20%	70.84%	66.71%
Return on average equity	-5.70%	-15.27%	6.04%
Return on average common equity	-10.93%	-22.05%	6.21%
Return on average tangible equity	-6.64%	-18.08%	7.52%
Return on average tangible common equity	-13.97%	-27.70%	7.81%
Return on average assets	-0.56%	-1.43%	0.54%
Non interest income to average assets	0.67%	0.60%	0.81%
Non interest expense to average assets	3.73%	3.69%	3.64%
Net interest income to average assets	4.18%	4.53%	4.69%
Non interest income to total net revenue	13.75%	11.77%	14.79%
Interest rate yield on interest earnings assets	5.55%	6.01%	6.26%
Cost of interest bearing liabilities	1.47%	1.59%	1.58%
Cost of funds	1.18%	1.25%	1.27%
Net interest margin	4.43%	4.81%	5.03%

ASSET QUALITY RATIOS
Non-performing loans to total gross loans	6.78%	5.26%	2.93%
Non-performing loans to ALLL	263.93%	266.64%	194.56%
Non-performing loans to total assets	4.80%	4.05%	2.33%
Non-performing loans to primary capital	36.22%	45.76%	22.14%
Non-performing assets to total assets	4.88%	4.15%	2.66%
Allowance for loan losses to total gross loans	2.57%	1.97%	1.51%
Net charge-offs to average loans	0.14%	1.52%	0.30%

CAPITAL RATIOS
Company
Leverage ratio	7.71%	8.24%	11.35%
Tier I Risk-Based Capital Ratio	9.24%	9.59%	11.92%
Total Risk-Based Capital Ratio	17.16%	10.85%	13.17%

Bank
Leverage ratio	12.61%	7.74%	9.75%
Tier I Risk-Based Capital Ratio	15.07%	8.97%	10.24%
Total Risk-Based Capital Ratio	16.34%	10.23%	11.49%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on the sale of investment securities, sale of other real estate owned, sale of SBA loans and OTTI impairment losses.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          Margaret Torres, CFO
          805-369-5200